FIRST SUPPLEMENTAL INDENTURE


     THIS FIRST SUPPLEMENTAL INDENTURE (this "Supplement"), made and executed as of August 11, 2000 by and among INDEPENDENT BANKSHARES, INC., a Texas corporation ("Independent"), STATE NATIONAL BANCSHARES, INC., a Texas corporation ("State National"), and U.S. TRUST COMPANY OF TEXAS, N.A., a national bank with trust powers, as trustee (the "Trustee").

                            RECITALS

     WHEREAS, pursuant to that certain Agreement and Plan of Reorganization (the "Agreement and Plan of Reorganization"), made and entered into as of the 1st day of March, 2000, by and between Independent and State National, State National will acquire all of the issued and outstanding stock of Independent in the merger of New FSB, Inc., a wholly owned subsidiary of State National, with and into Independent (the "Merger") with Independent surviving as a wholly owned subsidiary of State National, as of August 11, 2000 (the "Effective Time").

     WHEREAS, Independent has heretofore entered into that certain Indenture dated as of September 22, 1998 (the
"Indenture") among Independent and the Trustee to provide for the issuance of the 8.5% Subordinated Debenture due 2028 (the
"Debentures"), and has appointed the Trustee to serve as trustee thereunder.

     WHEREAS, pursuant to the Agreement and Plan of Reorganization, State National has agreed to assume joint and several liability for all of the obligations of Independent under the Indenture.

     NOW, THEREFORE, each party hereto agrees as follows for the benefit of each other party and for the equal and ratable benefit of the Holders of the Debentures.

1.   DEFINITIONS

     1.1 Defined Terms. Capitalized terms used in this Supplement and not otherwise defined herein shall have the meaning assigned to such terms in the Indenture.

2.   ASSUMPTION OF OBLIGATIONS

     2.1 Assumption. State National hereby unconditionally assumes joint and several liability on and after the Effective Time for all of the obligations of Independent under the Indenture and the Debentures with the same effect as if State National had been originally named therein. Notwithstanding the foregoing, Independent shall remain obligated under the Indenture and the Debentures in accordance with the terms thereof.

     2.2 No Event of Default. Independent represents, and that as of the Effective Time, no Debenture Event of Default has occurred or is continuing.

     2.3 Trustee's Acceptance. The Trustee affirms its acceptance of the trusts created by the Indenture, as supplemented by this Supplement, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Supplement.

3.   CHANGES TO THE DEBENTURES

     3.1 Authentication of Debentures. Debentures authenticated and delivered on and after the date hereof shall bear the following legend which may be stamped or typewritten thereon:

          On August 11, 2000, State National Bancshares, Inc.
     assumed joint and several liability for the due and punctual payment of the principal of (and premium, if any) and interest on the 8.5% Subordinated Debentures due 2028 and the performance of every covenant of the Indenture on the part of Independent
     Bankshares, Inc. to be performed and observed.

     3.2 Issuance of New Debentures. If State National shall so determine, new Debentures so modified as to conform to the Indenture as hereby supplemented, in form satisfactory to the Trustee, may at any time hereafter be prepared and executed by State National and authenticated and delivered by the Trustee in exchange for Debentures then outstanding, and thereafter the notation referenced in Section 3.1 hereof shall no longer be required. Anything herein or in the Indenture to the contrary notwithstanding, the failure to affix the notation referenced in
Section 3.1 hereof to any Debenture or to exchange any Debenture for a new Debenture modified as herein provided shall not affect any of the rights of the Holder of such Debenture.

4.   MISCELLANEOUS

     4.1 1934 Act Reporting. For so long as Debentures shall remain outstanding, State National shall itself, or shall cause
Independent, to fulfill all reporting and filing obligations under the Securities Exchange Act of 1934, as amended, as applicable to companies having a class of securities listed under
Section 12(b) or 12(g) thereunder.

     4.2 Listing of Debentures. Notwithstanding anything to the contrary in the Indenture, in connection with the distribution of the Debentures to the holders of the Preferred Securities issued by the Trust upon a Dissolution Event, State National shall, or shall cause Independent to, list such Debentures on The American Stock Exchange, Inc., another national securities exchange or on The Nasdaq Stock Market's National Market as the Preferred Securities are then listed.

     4.3 Confirmation. The Indenture, as amended and supplemented by this Supplement, is in all respects confirmed and preserved.

     4.4 Effectiveness. This Supplement shall be effective as of the Effective Time, being the time of the effectiveness of the Merger.
                                 -2-

     4.5 Recitals. The recitals contained herein shall be taken as the statements of Independent and State National, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplement.

     4.6 Governing Law. This Supplement shall be governed by and construed in accordance with laws of the jurisdiction which govern the Indenture and its construction.

     4.7 Counterparts. This Supplement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

                    (Signature page follows)

     IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed as of the day and year first above written.

                              INDEPENDENT BANKSHARES, INC.


                              By:   /s/BRYAN W. STEPHENSON
                                   ------------------------------
                              Name:  Bryan W. Stephenson
                                   ------------------------------
                              Title: President and CEO
                                    -----------------------------


                              STATE NATIONAL BANCSHARES, INC.


                              By:  /s/ TOM C. NICHOLS
                                   ------------------------------
                              Name:  Tom C. Nichols
                                   ------------------------------
                              Title:  Chairman and CEO
                                     ----------------------------


                              U.S. TRUST COMPANY OF TEXAS, N.A.


                              By:    /s/BILL BARBER
                                   ------------------------------
                              Name:    Bill Barber
                                   ------------------------------
                              Title:    Vice President
                                    -----------------------------


                              -4-